Exhibit 4.1

REGISTERED

No.

PHILIP MORRIS INTERNATIONAL INC.

FLOATING RATE NOTES DUE 2028

PRINCIPAL AMOUNT
$
CUSIP NO. 718172 EB1
ISIN NO. US718172EB10

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

PHILIP MORRIS INTERNATIONAL INC., a Virginia corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of ($ ) on October 27, 2028, and to pay interest thereon as set forth on the reverse of this Note.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear on the Securities Register or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the person entitled thereto. All payments of principal, premium, if any, and interest in respect of this Note will be made by the Company in immediately available funds.

Additional provisions of this Note are contained on the reverse hereof, and such provisions shall have the same effect as though fully set forth in this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee for the Notes by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, PHILIP MORRIS INTERNATIONAL INC. has caused this instrument to be duly executed.

Dated: October 29, 2025

PHILIP MORRIS INTERNATIONAL INC.

By:
Name:	Frank de Rooij
Title:	Vice President Treasury and Corporate Finance

Attest:

By:
Name:	Darlene Quashie Henry
Title:	Vice President, Associate General Counsel and Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Officer

(Reverse of Note)

PHILIP MORRIS INTERNATIONAL INC.

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”) of the Company of the series hereinafter specified, which series is issued in an initial aggregate principal amount of $300,000,000, all such Securities issued and to be issued under an Indenture dated as of April 25, 2008 between the Company and HSBC Bank USA, National Association, as Trustee (herein called the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the rights and limitations of rights thereunder of the Holders of the Securities and of the rights, obligations, duties and immunities of the Trustee for each series of Securities and of the Company, and the terms upon which the Securities are and are to be authenticated and delivered. As provided in the Indenture, the Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Note is one of a series of the Securities designated therein as Floating Rate Notes due 2028 (the “Notes”).

Section 1010 of the Indenture shall be applicable to the Notes, except that (i) the term “Holder,” when used in Section 1010 of the Indenture, shall mean the beneficial owner of a Note or any person holding on behalf or for the account of the beneficial owner of a Note; (ii) the following language shall replace subsection (k) to Section 1010 of the Indenture: “any tax, assessment or other governmental charge imposed pursuant to the provisions of Sections 1471 through 1474 of the Code” and (iii) the following language shall be included as subsection (l) to Section 1010 of the Indenture: “any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i), (j) and (k).”

The Notes will bear interest at a floating rate per annum equal to Compounded SOFR plus 0.660%, payable quarterly in arrears on January 27, April 27, July 27 and October 27 of each year (each, an “Interest Payment Date”), commencing January 27, 2026, to the persons in whose names the Notes are registered at the close of business on the preceding January 12, April 12, July 12 or October 12, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year and the actual number of days in the relevant Observation Period. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee for the Notes, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

If any Interest Payment Date falls on a day that is not a business day, the Company will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date) the Company will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If the maturity date for the Notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.

On each Interest Payment Determination Date relating to the applicable Interest Payment Date, the calculation agent will calculate the amount of accrued interest payable on the Notes for each interest period by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the Notes be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application, or less than zero.

The term “interest period,” with respect to the Notes, means the period from and including any Interest Payment Date (or, with respect to the initial interest period only, commencing October 29, 2025) to, but excluding, the next succeeding Interest Payment Date, and in the case of the last such period, from and including the Interest Payment Date immediately preceding the maturity date to, but excluding, the maturity date.

Compounded SOFR

“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” means for periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on October 27, 2025;

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable Interest Payment Date (or, in the final interest period, relating to the maturity date, or in the case of a redemption of the Notes upon the occurrence of specified tax events described herein, relating to the applicable redemption date); and

“dc” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each Interest Payment Date (or, in the final interest period, before the maturity date, or in the case of a redemption of the Notes upon the occurrence of specified tax events described herein, before the applicable redemption date).

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the Interest Payment Date for such interest period.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day, the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that if a SOFR Index value does not so appear at the SOFR Index Determination Time, then (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the Notes, if the Company or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement and the applicable margin.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR averages, and definitions required for such formula, published on the SOFR Administrator’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180-calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by the Company or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	if made by the Company, will be made in its sole discretion;

•	if made by the Company’s designee, will be made after consultation with the Company, and such designee will not make any such determination, decision or election to which the Company objects; and

•	notwithstanding anything to the contrary herein or in the other documents relating to the Notes, shall become effective without consent from the holders of the Notes or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by the Company or its designee (which may be the Company’s affiliate) on the basis as described above. The calculation agent shall have no obligation to make, and shall have no liability with respect to, any such determination, decision or election.

Certain Defined Terms

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(a)	the sum of: (1) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (2) the Benchmark Replacement Adjustment;

(b)	the sum of: (1) the ISDA Fallback Rate and (2) the Benchmark Replacement Adjustment; or

(c)	the sum of: (1) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (2) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(a)	the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(b)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(c)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(a)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

The interest rate and amount of interest to be paid on the Notes for each interest period will be determined by the calculation agent. HSBC Bank USA, National Association will act as calculation agent for the Notes, until such time as the Company appoints a successor calculation agent. All determinations made by the calculation agent shall, in the absence of willful misconduct or manifest error, be conclusive for all purposes and binding on the Company, the holders of the Notes, the trustee, the paying agent and the calculation agent. So long as Compounded SOFR is required to be determined with respect to the Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any interest period, or the Company proposes to remove such calculation agent, the Company shall appoint another calculation agent.

None of the trustee, the paying agent or the calculation agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. In connection with the foregoing, each of the trustee, the paying agent and the calculation agent shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none will have any liability for actions taken at the Company’s direction in connection therewith.

None of the trustee, the paying agent or the calculation agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms hereof and reasonably required for the performance of such duties. In connection with any determinations made hereunder, none of the trustee, the paying agent or the calculation agent shall be responsible or liable for the Company’s actions or omissions or those of its designee, or for any failure or delay in the performance by the Company or its designee, nor shall any of the trustee, the paying agent or the calculation agent be under any obligation to oversee or monitor the Company’s performance or that of its designee.

The Company may redeem the Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 30 days’ notice at a redemption price equal to the principal amount of such Notes plus any accrued interest and additional amounts to the date fixed for redemption if:

•	as a result of a change in or amendment to the tax laws, regulations or rulings of the United States or any political subdivision or taxing authority of or in the United States or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) that is announced or becomes effective on or after October 29, 2025, the Company has or will become obligated to pay additional amounts with respect to the Notes as described in Section 1010 of the Indenture, as amended herein, or

•	on or after October 29, 2025, any action is taken by a taxing authority of, or any decision is rendered by a court of competent jurisdiction in, the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in the bullet point above, whether or not such action is taken or decision is rendered with respect to the Company, or any change, amendment, application or interpretation is officially proposed, which, in any such case, in the written opinion of independent legal counsel of recognized standing, will result in a material probability that the Company will become obligated to pay additional amounts with respect to the Notes, and the Company in its business judgment determines that such obligations cannot be avoided by the use of reasonable measures available to the Company.

If the Company exercises its option to redeem the Notes for tax reasons, the Company will deliver to the Trustee a certificate signed by an authorized officer stating that it is entitled to redeem the Notes and the written opinion of independent legal counsel if required.

The Indenture contains provisions for defeasance at any time of the entire principal of all the Securities of any series upon compliance by the Company with certain conditions set forth therein.

If an Event of Default (other than an Event of Default described in Section 501(4) or 501(5) of the Indenture) with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities of all series then Outstanding (or, if such default is not applicable to all series of the Securities, the Holders of at least 25% in principal amount of the then Outstanding Securities of all series to which it is applicable) (in each case voting as a single class) may declare the entire principal amount of the Securities of all series so affected due and payable in the manner and with effect provided in the Indenture. If an Event of Default specified in Section 501(4) or 501(5) occurs with respect to the Company, all of the unpaid principal amount and accrued interest then Outstanding shall ipso facto become and be immediately due and payable in the manner with the effect provided in the Indenture without any declaration or other act by the Trustee or any Holder.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of all series of Securities affected thereby (voting as a single class). The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of all series affected thereby at the time Outstanding (voting as a single class) to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences to the affected series. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the transfer hereof or in exchange or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company to be maintained for that purpose in the Borough of Manhattan, The City of New York, or at any other office or agency of the Company maintained for that purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of a like tenor and of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee for the Notes and any agent of the Company or such Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note be overdue, and neither the Company, such Trustee nor any such agent shall be affected by notice to the contrary.

Certain of the Company’s obligations under the Indenture with respect to Notes may be terminated if the Company irrevocably deposits with the Trustee money or Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes, as provided in the Indenture.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

Certain terms used in this Note which are defined in the Indenture have the meanings set forth therein.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and address of Assignee, including zip code, must be printed or typewritten)

the within Note, and all rights thereunder, hereby irrevocably, constituting and appointing

Attorney to transfer the said Note on the books of Philip Morris International Inc. with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.